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MYLEX CORPORATION                                             EXHIBIT 11.1
EARNINGS (LOSS) PER SHARE COMPUTATION
THREE MONTHS March 31, 1997 AND 1996

The basis for computing net income (loss) per common share is described in Note A to the financial statements, beginning on page 6 of the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1997.

The computation of earnings (loss) per share is as follows:

(in $000's except for per share data)                THREE MONTHS ENDED

                                                  MAR 31            MAR 31
                                                   1997              1996
                                                ----------        ---------
NET EARNINGS (LOSS)                             $  (2,778)        $  5,125

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
     OUTSTANDING DURING THE PERIOD                 20,723           19,643

NUMBER OF COMMON SHARE EQUIVALENTS RESULTING
     FROM STOCK OPTIONS AND WARRANTS, COMPUTED
     USING THE TREASURY STOCK METHOD AND THE
     AVERAGE STOCK PRICE                                -            1,654
                                                ----------        ---------
NUMBER OF COMMON AND COMMON SHARES
     EQUIVALENTS USED IN COMPUTATION               20,723           21,297
                                                ----------        ---------
EARNINGS (LOSS) PER SHARE                       $   (0.13)        $   0.24
                                                ----------        ---------



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